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                                                                  Exhibit 10.26


                    SEPARATION AGREEMENT WITH MUTUAL RELEASES


         This Separation Agreement with Mutual Releases ("Agreement") entered into in Cincinnati, Ohio this 7th day of July, 1998 between Multi-Color Corporation ("Multi-Color") and John C. Court ("Court").

         Desiring to resolve all outstanding issues between them, Multi-Color and Court agree as follows:

         1. On each of March 15, 1999 and March 15, 2000, Multi-Color will distribute to Court 48,580 shares of its Common Stock previously issued as deferred compensation to Court but held pursuant to a trust agreement.

         2. Within 30 days after Multi-Color has paid all accrued and unpaid preferred dividends, Multi-Color will distribute to Court $68,270 in full payment of his 1996 unpaid bonus plus $194,948 in full payment of his deferred compensation account less $100,000 to cancel Court's note payable to Multi-Color and less any applicable withholding for taxes. No interest will accrue on these amounts. Multi-Color will not be obligated to borrow funds, other than through its then-existing lines of credit, for the purpose of making such payment or make the payment if such payment would result in a default under Multi-Color's then existing loan obligations.

         3. Starting in May, 1998, to resolve all issues regarding separation and severance entitlements, Multi-Color will pay Court, for his past services, three years of severance compensation at $42,000 per year, payable in 36 equal monthly installments. The first payment will commence upon execution of this Agreement and continue on a monthly basis until paid in full.

         4. Multi-Color will issue to Court options to purchase 91,000 shares of Common Stock at an exercise price of $7.375 per share, 12,500 shares of Common Stock at an exercise price of $2.625 per share and 3,125 shares of Common Stock at an exercise price of $6.00 per share, all expiring three years from the date of this Agreement. The parties acknowledge that the options for these shares represent the number of optioned shares which had vested pursuant to the Company's Stock Option Plans as of April 7, 1998 and Court agrees that all options granted to him prior to the date of hereof and not exercised shall be canceled and be of no further effect.

         5. Court will be permitted to purchase group health insurance coverage for the 18 month period permitted by COBRA and Multi-Color will pay Court $403.16 per month for 36 months for the purpose of enabling Court to purchase health coverage. Any increase or decrease in the cost of such coverage during such period of time will not result in any adjustment to such amount.

         6. Court acknowledges that while he was President and Chairman of Multi-Color, he was privy to all of Multi-Color's information concerning its customers, pricing, manufacturing techniques, corporate plans and transactions and other information utilized by Multi-Color in its


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operations. Court acknowledges that such information is the property of
Multi-Color and pledges not to reveal such information to others unless compelled to by legally-enforced action and except for information which is generally and publicly known from sources other than Court. Court promptly will notify Multi-Color in writing of the pendency of any such action and give Multi-Color the opportunity to oppose such actions before Court responds to any such request for information. Furthermore, except in responding truthfully to inquiries of government agencies or officials or as otherwise required by law, neither Court nor Multi-Color will disparage the other in any manner except that Court may discuss operations of the Company that take place after the date hereof with Multi-Color's officers and directors and at meetings of shareholders.

         7. Court will cooperate fully and to the best of his ability with Multi-Color's management and legal counsel in all legal matters, including those pending legal matters relating to environmental matters at Multi-Color's Scottsburg, Indiana, Cincinnati, Ohio and Erlanger, Kentucky facilities prior to January 12, 1998, and Court will make himself available at reasonable times and places, with the understanding that he will be reimbursed for reasonable out-of-pocket expenses, to assist Multi-Color as reasonably necessary in such legal matters.

         8. Court will vote all shares of Common Stock of Multi-Color now or hereafter owned or controlled by him in favor of Gordon Bonfield, Lorrence Kellar, Burt Morgan, David Pease and Louis Perlman or their replacements as directors of Multi-Color, and Court hereby appoints Gordon Bonfield and Louis Perlman, or either of them, each with power of substitution, as his proxy for the sole purpose of voting such shares in favor of those individuals or their replacements as directors of Multi-Color. This proxy is coupled with an interest as represented by this Agreement. This obligation and appointment of proxy shall continue until May 1, 2001, so long as either Lorrence Kellar or David Pease, if willing to serve, is a nominee of the Board of Directors of Multi-Color for election to its Board or is a member of the Board of Directors. If at any time neither Kellar or Pease is such a nominee or director, this obligation and appointment of proxy shall continue so long as a nominee or director is named through a process whereby Kellar and Pease or either of them nominates two persons and Perlman or his nominee picks one of those two. If no nominee is established pursuant to the previous sentence, Court may establish such nominee pursuant to the approval of Perlman, or his nominee, whose approval shall not be unreasonably withheld. If any one or more of Bonfield, Morgan or Perlman is not a nominee of the Board of Directors or a member of the Board of Directors, Perlman, or his nominee, may nominate two persons for each such vacancy and Kellar or Pease or either of them may pick the nominee from those two.

         If nominees are not established pursuant to these processes, this obligation and appointment of proxy will nevertheless continue. Court's obligation will extend to any shares transferred by him to any member of his family or to any entity whose decision to vote the shares may be influenced by Court or to any shares transferred to an entity of which he or a member of his immediate family is a beneficiary.

         Court warrants that his ownership of Multi-Color Common Stock consists of the following:



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         In the name of John Court: 39,730 shares issuable upon conversion of
         Multi-Color Series B Convertible Preferred Stock and 336,625 shares of Common Stock and the 97,160 shares of Common Stock referred to in Paragraph 1.

         In the name of John Court Custodian - 11,141 shares of Common Stock.

         Both parties acknowledge and agree that if for any reason the provisions of paragraph 8 of this Agreement are not performed, immediate and irreputable harm or injury would be caused to the other for which money damages would not be an adequate remedy. Accordingly, both parties agree that in addition to any other available remedies, the other party shall be entitled to seek an injunction for purposes of enforcing the provisions of this paragraph 8.

         9. Until May 1, 2001, Court will not seek election to, nor will he serve on, the Board of Directors of Multi-Color, nor will he vote his shares in favor of changing the number of directors of Multi-Color. Court will not call for a meeting of the Board of Directors.

         10. Court warrants that at no time between October 18, 1995 and January 1, 1998 did he knowingly and willfully allow production equipment to operate in violation of environmental protection laws or regulations at either the Scottsburg, Indiana, Cincinnati, Ohio or Erlanger, Kentucky facilities of Multi-Color. As used in this Agreement, environmental protection laws or regulations means all applicable federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of health, safety and the environment, including, without limitation, laws relating to releases or threatened releases of hazardous substances, oils, pollutants or contaminants into the outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of hazardous substances, oils, pollutants or contaminants, and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting hazardous substances, oils, pollutants or contaminants.

         11. In exchange for Multi-Color's release of claims and the benefits and conditions identified in this Agreement, which Court acknowledges are in addition to anything of value that he already is entitled to receive, Court hereby releases, settles and forever discharges Multi-Color, and its subsidiaries, affiliates, successors and assigns, together with their past and present directors, officers, employees, agents, insurers, attorneys, and any other party associated with Multi-Color, to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which Court ever had or may now have against Multi-Color or any of the foregoing. This includes, without limitation, any and all claims, liens, demands, or liabilities either arising out of or in any way connected with Court's employment with Multi-Color and the termination of that employment or claiming any violation of any law regulating employment such as the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act or similar Ohio laws, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990 and the Civil Rights Act known as 42 USC ss. 1981. Nothing in this


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paragraph 11 will affect any claim of Court arising from any breach of this
Agreement by Multi-Color. However, Court does not release any rights to indemnification as an officer and director of Multi-Color as provided under Multi-Color's Code of Regulations for matters other than those arising from or relating to the Company's and his compliance with applicable environmental laws or regulations as defined above.

         12. In exchange for Court's agreements, warranties, covenants and release of all claims, Multi-Color hereby releases, settles and forever discharges Court, and his successors and assigns, together with his agents, insurers and attorneys, to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which Multi-Color ever had or may now have against Court. Nothing in this paragraph 12 will affect any claim of Multi-Color (1) arising from or relating to any breach of this Agreement by Court or any facts or circumstances underlying any such breach or (2) arising from, referred to, or related to proposed Director's Final Findings and Orders addressed to "John C. Court, President Multicolor Corporation" in a letter dated June 16, 1998 from the Director of the Ohio Environmental Protection Agency and resulting from Court's having knowingly and willfully allowed a violation of any applicable environmental laws or regulations as defined above. This release includes, without limitation, any claims, liens, demands, or liabilities either arising out of or in any way connected with Court's employment with Multi-Color and the termination of that employment.

         13. Each party will execute such instruments and other documents as are necessary to effectuate this Agreement.

         14. Court and Multi-Color agree that this Agreement sets forth the entire agreement between the parties and supersedes any and all prior agreements or understandings between the parties. The terms of this Agreement will not be modified other than in a writing signed by Court and an officer of Multi-Color and approved by the Board of Directors of Multi-Color.

         15. Court acknowledges that he has been given full opportunity to discuss all aspects of this Agreement with his attorney before signing this Agreement. Court expressly acknowledges that he understands all the provisions of this Agreement, and he voluntarily is entering this Agreement. Court further acknowledges his understanding that he has twenty-one days after receipt of this Agreement to decide whether to accept it and that he may revoke any acceptance of this Agreement within seven days of such acceptance.

         16. Court and Multi-Color agree that any lawsuit to enforce or interpret this Agreement can be brought and maintained only in the Court of Common Pleas of Hamilton County, Ohio or the U.S. District Court for the Southern District of Ohio at Cincinnati, and that the substantive law of the State of Ohio will govern and control every issue or dispute relating to the interpretation or enforcement of this Agreement.



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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

                                                     MULTI-COLOR CORPORATION



                                                     BY:/s/ Gordon B. Bonfield
                                                        ----------------------
                                                        Gordon B. Bonfield
                                                        President



                                                        /s/ John C. Court
                                                        ----------------------
                                                        John C. Court



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STATE OF OHIO             )
                          :    SS:
COUNTY OF HAMILTON        )

         BEFORE ME, the Subscriber, a Notary Public in and for said County and State, personally appeared Gordon B. Bonfield, President of Multi-Color Corporation, the corporation which executed the foregoing instrument, who acknowledged he did sign said instrument as such officer on behalf of said corporation, and by authority of its Board of Directors, and that the execution of said instrument is his free and voluntary act and deed individually and as such officer, and the free and voluntary act and deed of said corporation.

         IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed by Notarial Seal this 7th day of July, 1998.



                                                        /s/ Gary P. Kreider
                                                        -----------------------
                                                        Notary Public


STATE OF OHIO             )
                          :    SS:
COUNTY OF HAMILTON        )

         BEFORE ME, the Subscriber, a Notary Public in and for said County and State, personally appeared John C. Court, and acknowledged the signing of the foregoing instrument to be his free act and deed for the uses and purposes therein mentioned.

         IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed by Notarial Seal this 7th day of July, 1998.



                                                        /s/ Gary P. Kreider
                                                        -----------------------
                                                        Notary Public